CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, File No. 333-77281, of our reports dated March 27, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the American Institute of Certified Public Accountants’ Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, described in Note 1), relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York appearing in this Annual Report on Form 10-K of Sun Life Insurance and Annuity Company of New York for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 27, 2007